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Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Level 3 Communications, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-53914, 333-91899, 333-68887, 333-71713, and 333-115062) on Forms S-3 and the registration statements (Nos. 333-79533, 333-42465, 333-68447, 333-58691, 333-52697, 333-115472, and 333-115751) on Forms S-8 of Level 3 Communications, Inc. and subsidiaries of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, changes in stockholders' equity (deficit), and comprehensive loss for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Level 3 Communications, Inc. and subsidiaries.

        Our reports refers to a change in the method of accounting for goodwill effective January 1, 2002, upon adoption of Statement of Financial Accounting Standards No. 142, and a change in the method of accounting for asset retirement obligations on January 1, 2003, upon adoption of Statement of Financial Accounting Standards No. 143.

/s/ KPMG LLP

Denver, Colorado
March 14, 2005

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Consent of Independent Registered Public Accounting Firm